TRANSGLOBE ENERGY CORPORATION

Certificate of an Officer

Subparagraph 2.20(c) of National Instrument 54-101

Communications with Beneficial Owners of Securities of a Reporting Issuer

("NI 54-101")

TO:Alberta Securities Commission

British Columbia Securities Commission

Financial and Consumer Affairs Authority of Saskatchewan

The Manitoba Securities Commission

Ontario Securities Commission

Autorité des marches financiers

Nova Scotia Securities Commission

Financial and Consumer Services Commission of New Brunswick

Superintendent of Securities, Department of Justice and Public Safety, Prince Edward Island

Securities Commission of Newfoundland and Labrador

RE:	Special meeting of shareholders of TransGlobe Energy Corporation (the "Company") to be held on September 29, 2022 (the "Meeting")

The undersigned, in his capacity as an officer of the Company and not in his personal capacity and without personal liability, hereby certifies for and on behalf of the Company, that the Company:

(a)	made arrangements to have proxy-related materials for the Meeting sent in compliance with the applicable timing requirements in Sections 2.9 and 2.12 of NI 54-101;

(b)	made arrangements to have carried out in connection with the Meeting all of the requirements of NI 54-101 in addition to those described in paragraph (a) above; and

(c)	is relying on Section 2.20 of NI 54-101 to abridge the time periods prescribed in subsections 2.2(1) and 2.5(1) of NI 54-101.

DATED this 30th day of August, 2022.

TRANSGLOBE ENERGY CORPORATION
Per:	(signed) "Randall C. Neely"
Randall C. Neely President and Chief Executive Officer